Exhibit 99.1

Contact:	Michael Mitchell
Executive Director, Corporate Affairs
The Medicines Company
973-656-1616
investor.relations@themedco.com

FOR IMMEDIATE RELEASE:

THE MEDICINES COMPANY REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

Angiomax® (bivalirudin) sales continue significant growth

2006 net income guidance increased

PARSIPPANY, NJ — October 25, 2006 — The Medicines Company (NASDAQ: MDCO) today announced its financial results for the third quarter and first nine months of 2006.

Financial highlights include:

•                  Net revenues were $59.6 million for the third quarter 2006, compared to $31.9 million for the third quarter of 2005.  For the first nine months of 2006, net revenues were $153.6 million, compared to $118.1 million for the same period in 2005.

•                  Net income was $10.7 million for the third quarter 2006, compared to a net loss of $6.2 million for the third quarter 2005.  For the first nine months of 2006, net income was $9.5 million, compared to a net loss of $2.6 million for the same period in 2005.

“In the third quarter, we made significant progress toward our key operating and financial goals for 2006,” said John Kelley, President and Chief Operating Officer. “We completed the Phase III safety trials of clevidipine, our novel blood pressure control agent.  We started both Phase III trials of cangrelor, our novel antiplatelet therapy.  Angiomax revenue continued to grow.  These are major steps forward in our plan to build a leading acute care hospital franchise.”

Glenn Sblendorio, Executive Vice President and Chief Financial Officer of The Medicines Company stated, “We expect to finish 2006 near the high end of our revenue guidance of $205 to $212 million.  We are increasing our 2006 net income guidance, as we expect to exceed the upper end of our previous expectation of $10 million for the year.  We now expect earnings of between $14 and $16 million for 2006.”

There will be a conference call with management today at 8:30 A.M. ET to discuss financial results, guidance, outlook and operational developments. To listen live, webcast login is available at http://www.themedicinescompany.com. Alternatively, the call dial-in is (800-435-1261). From outside U.S.: dial (617-614-4076). Passcode for both dial-in numbers is 40131789.  Replay is available from 10:30 A.M. ET following the conference call through November 8, 2006. To hear a replay of the call, dial 888-286-8010 (domestic) and 617-801-6888 (international). Passcode for both replay dial in numbers is 20576618.

The Medicines Company meets the demands of the world’s most advanced medical practitioners by developing products that improve acute hospital care. The Company markets Angiomax(R) (bivalirudin) in the U.S. and other countries for use in patients undergoing coronary angioplasty, a procedure to clear restricted blood flow in arteries around the heart. The Medicines Company creates value using its range of clinical and commercial skills to develop products acquired from leading life science innovators. The Company’s website is http://www.themedicinescompany.com.

Statements contained in this press release about The Medicines Company, the Company’s projected revenues and financial results, the timing of clinical trials and clinical trial results, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “intends”, “potential”, “estimates” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Important factors that may cause or contribute to such differences include the extent of the commercial success of Angiomax, the Company’s dependence on wholesalers and international distribution partners for sales of Angiomax and the fluctuation of revenues based on the buying patterns of these wholesalers and international distribution partners, physicians’ acceptance of Angiomax clinical trial results, whether the Company will be able to obtain regulatory approval for additional indications of Angiomax, whether the Company’s products will advance in the clinical trials process on the timelines anticipated by the Company or at all, whether the clinical trial results will warrant submission of applications for regulatory approval, whether the Company’s products will receive approvals from regulatory agencies, and such other factors as are set forth in the risk factors detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company’s Quarterly Report on Form 10-Q filed on August 8, 2006, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.

The Medicines Company

Consolidated Statements of Operations

(in thousands, except per share data)	Three months ended September 30,
	2006	2005

Net revenue	$59,580	$31,920

Operating expenses:
Cost of revenue	14,342	6,107
Research and development	15,867	17,820
Selling, general and administrative	20,312	15,438
Total operating expenses	50,521	39,365

Income/(loss) from operations	9,059	(7,445)

Other income, net	2,046	1,145

Income/(loss) before income taxes	11,105	(6,300)
(Provision for)/benefit from income taxes	(432)	68

Net income/(loss)	$10,673	$(6,232)

Basic earnings/(loss) per common share	$0.21	$(0.13)
Shares used in computing basic earnings/(loss) per common share	50,478	49,612

Diluted earnings/(loss) per common share	$0.21	$(0.13)
Shares used in computing diluted earnings/(loss) per common share	51,114	49,612

The Medicines Company

Consolidated Statements of Operations

(in thousands, except per share data)	Nine months ended September 30,
	2006	2005
Net revenue	$153,595	$118,086
Operating expenses:
Cost of revenue	38,291	27,701
Research and development	44,393	51,428
Selling, general and administrative	65,965	44,526
Total operating expenses	148,649	123,655
Income/(loss) from operations	4,946	(5,569)
Other income, net	4,908	3,030
Income/(loss) before income taxes	9,854	(2,539)
Provision for income taxes	(381)	(104)
Net income/(loss)	$9,473	$(2,643)

Basic earnings/(loss) per common share	$0.19	$(0.05)
Shares used in computing basic earnings/(loss) per common share	50,116	49,349

Diluted earnings/(loss) per common share	$0.19	$(0.05)
Shares used in computing diluted earnings/(loss) per common share	50,779	49,349

The Medicines Company

Condensed Consolidated Balance Sheets

	September 30,	December 31,
(in thousands)	2006	2005

ASSETS
Cash, cash equivalents, available for sales securities	$176,538	$140,089
Accrued interest receivable	1,262	922
Accounts receivable, net	25,086	14,611
Inventories	35,234	47,985
Prepaid expenses and other current assets	2,697	971
Total current assets	240,817	204,578

Fixed assets, net	3,347	3,990
Other assets	139	139
Total assets	$244,303	$208,707

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities	$41,544	$34,666
Deferred revenue	2,896	3,142
Stockholders’ equity	199,863	170,899
Total liabilities and stockholders’ equity	$244,303	$208,707

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